                                                                   EXHIBIT 10.8

            STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE-GROSS
                  AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION

Basic Provisions ("Basic Provisions"): Extracted from Standard Industrial Lease

PARTIES: The Lease ("Lease") dated for reference purposes only, January 06, 1998, is made by and between Nancy Ridge Technology Center, LLC, ("Lessor") and Carbite, Inc., a California Corporation, ("Lessee"), (collectively, the "Parties," or individually a "Party").

PREMISES: That certain portion of the Building, including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known by the street address of 6330 Nancy Ridge Drive, located in the City of San Diego, County of San Diego, State of CA, with zip code 92121 as outlined on Exhibit A attached hereto ("Premises"), The "Building" is that certain building containing the Premises and generally described as (describe briefly the nature of the Building): approximately 17,803 square feet of industrial space, in addition to Lessee's rights to use and occupy the Premises as hereinafter specified, Lessee shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.7 below) as hereinafter specified, but shall not have any rights to the roof, exterior walls or utility raceways of the Building or to any other buildings in the industrial center. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the "Industrial Center." (Also see Paragraph 2).

PARKING: Pro rata share of unreserved vehicle parking spaces ("Unreserved Parking Spaces") and -0- reserved vehicle parking spaces ("Reserved parking Spaces")

TERM: 2 years and -0- months ("Original Term") commencing February 01, 1998 ("Commencement Date") and ending January 31, 2000 ("Expiration Date")

BASE RENT: $12,000.00 per month ("Base Rent"), payable on the 1/st/ day of each month commencing February 01, 1998.

RENTAL INCREASES: The base rental rate shall increase by four percent (4%) on each one year anniversary of the lease term.

Base Rent Paid Upon Execution: $12,000.00 as Base Rent for the period February 1998.

Lessee's Share of Common Area Operating Expenses: 10.380 per cent (10.38%) ("Lessee's Share") as determined by X prorata square footage of the Premises as compared to the total square footage of the Building.

SECURITY DEPOSIT:  $1,478.40 ("Security Deposit")

PERMITTED USE: Office space, distribution and manufacturing of golf equipment in compliance with M-18 zoning.

By Lessor:

Nancy Ridge Technology Center, LLC

/s/ Chris Loughridge - President

By: Lessee:

Carbite Inc., a California corporation

/s/ Randie Burrell - Vice President